Exhibit 10.1

RESIGNATION AND RELEASE AGREEMENT

This Resignation and Release Agreement (this “Agreement”) is made between Daryl H. Mechem (“Executive”) and DCT Industrial Trust Inc. (the “Company”; together with Executive, the “Parties,” and each of which, a “Party”).

WHEREAS, the Parties entered into an employment agreement dated October 9, 2009, (the “Employment Agreement”) which, among other things, specifies a three-year term for the Employment Agreement (the “Term”);

WHEREAS, Executive has expressed his desire to resign as of July 26, 2011;

WHEREAS, notwithstanding any terms to the contrary contained in the Employment Agreement, the Company is nevertheless prepared to provide to Executive the benefits described in Section 3 of this Agreement (the “Termination Benefits”), subject to Executive’s execution and non-revocation of the provisions of Section 5 of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and the Company hereby agree as follows:

1. Resignation of Employment. Executive hereby resigns from his employment with the Company as its Managing Director, West Region, as of the close of business on July 26, 2011 (the “Resignation Date”). Executive confirms that he is hereby resigning from any and all other positions that he holds with the Company as an officer, director or otherwise effective on the Resignation Date. Executive further confirms that he is hereby resigning from any and all positions that he may hold with any affiliate of the Company effective on the Resignation Date. For purposes of the Employment Agreement, Executive hereby agrees that the termination of Executive’s employment on the Resignation Date pursuant to this Agreement will be considered a termination of Executive’s employment by Executive without Good Reason (as defined in the Employment Agreement).

2. Non-Contingent Payments. No later than 30 days following the Resignation Date, and in all events no later than the date required by applicable law, the Company will pay the following to Executive: (a) all of Executive’s annual salary accrued and unpaid through the Resignation Date; (b) all vested benefits accrued through the Resignation Date, if any, under the terms of any employee benefit plans applicable to Executive; (c) reimbursement for any and all reasonable business expenses incurred by Executive prior to the Resignation Date pursuant to the terms of the Company’s expense reimbursement policy; and (d) Executive’s accrued but unused vacation time.

3. Termination Benefits. Provided that Executive executes this Agreement and does not revoke the provisions of Section 5 of this Agreement in accordance with the terms of Section 11 below, the Company shall provide the following benefits to Executive:

(a) Health Coverage Continuation. Provided that Executive elects to continue his health coverage to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), the Company will provide Executive with such continuing coverage under the Company’s group health plans as Executive would have received under his Employment Agreement (and at such costs to Executive) as would have applied in the absence of such termination from the Resignation Date through the earlier of July 31, 2012 or such time as Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements); and

(b) Lapse of Stock Vesting Conditions and Restrictions. On the later of the Resignation Date or the Release Effective Date, the unvested stock options in the Company and LTIP Units in DCT Industrial Operating Partnership LP (the “Partnership”) granted to Executive that are listed on Exhibit A attached hereto will become fully vested. All other equity awards (or portions thereof) made to Executive by the Company or the Partnership that were unvested immediately prior to the Resignation Date will be forfeited as of the Resignation Date.

4. Tax Treatment. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

5. Mutual Release.

(a) By Executive

Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Company Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Company Releasees. This release includes, without implication of limitation, the complete release of all Claims of or for: breach of express or implied contract (including, but not limited to the Employment Agreement); wrongful termination of employment, whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation under state, federal, or municipal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act (collectively referred to as the “ADEA”), and Colorado Revised Statutes 23-34-402 (Discriminatory or Unfair Employment Practices); defamation or damage to reputation; reinstatement; punitive or emotional distress damages; wages, severance pay, vacation pay, back or front pay or other forms of compensation; and attorney’s fees and costs. Executive understands that this general release of Claims extends to any and all claims related to Executive’s employment by the Company and the termination of his employment; provided that nothing in this Section 5(a) shall be understood to constitute a release by Executive of his rights (a) to indemnification or directors and officers liability insurance coverage, if any, as set forth in Section 3.7 of the Employment Agreement; (b) bring any Claims against any of the Company Releasees if any of the Company Releasees first asserts a Claim against Executive; or (c) under this Agreement.

Executive understands that this general release does not extend to any rights or claims that may arise out of acts or events that occur after the date on which Executive signs this Agreement, including, but not limited to, claims under the ADEA. Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement.

(b) By the Company

The Company irrevocably and unconditionally releases and forever discharges Executive and his successors, heirs, assigns, executors, administrators and/or estate (collectively referred to as the “Executive Releasees”) generally from all Claims that, as of the date when the Company signs this Agreement, the Company has, ever had, now claims to have or ever claimed to have had against any or all of the Executive Releasees that directly or indirectly arise out of, relate to or concern acts or omissions reasonably taken or not taken in good faith by Executive in the course of his employment with the Company. The Company represents and warrants it is not aware of any Claims that it has or may have against Executive as of the date when the Company signs this Agreement.

6. Restrictive Covenants. Executive hereby reaffirms his continuing obligations to be subject to the obligations set forth in Section 6 of the Employment Agreement, which are incorporated herein by reference (collectively, the “Restrictive Covenants”). Notwithstanding the foregoing, provided that Executive executes this Agreement and does not revoke the provisions of Section 5 of this Agreement in accordance with the terms of Section 11 below, Executive shall not be bound by the obligations set forth Section 6(a) of the Employment Agreement from and after the date that is 90 days after the Release Effective Date.

7. Return of Property; Future Cooperation. Executive agrees that, within two business days following the Resignation Date, he will return all Company property that is in his possession, custody or control, including, without limitation, computer equipment, computer passwords, software, cellular telephones, keys and access cards, credit cards, files and any other documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or customer and client relationships (in the latter two cases, actual or prospective). Subsequent to the return of such property, the Company will give Executive back the laptop computer and iPad that was provided to him by the Company during his employment after the Company has had an opportunity to copy and/or remove all Company-related information from such devices, following which time such devices may be retained by Executive. In addition, Executive agrees to provide the Company with a list and status summary of all outstanding matters, projects, commitments, work assignments and other related matters in which he was involved or working on behalf of the Company as of the Resignation Date and to provide his professional and reasonable assistance to the Company in transitioning and completing such work, including, but not limited to, transitioning organizational, leasing and acquisition matters on which Executive had a role and, upon the Company’s request, assisting, as directed by the Company, in consummating any such lease or acquisition matters. The Company shall not utilize this Section 7 to require Executive to make himself available to an extent that would unreasonably interfere with full-time employment responsibilities that he may have.

8. Non-Disparagement. Executive will refrain from making any disparaging statements, taking any actions, or conducting himself in any way that adversely affects the reputation or good will of the Company and/or its affiliated entities and the current and former officers, directors, shareholders, employees and agents of any of them. The Company agrees that it will instruct those of its directors and officers who are aware of the existence and terms of this Agreement not to make any disparaging statements, take any actions or conduct themselves in any way that adversely affects Executive’s reputation or goodwill. The non-disparagement obligations shall not in any way affect the obligation of the Executive or of the Company, or its directors, officers, employees or agents to testify truthfully in any legal proceeding.

9. Non-Cooperation with Adverse Litigation. Executive agrees that he shall not voluntarily provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against any of the Company Releasees or that is undertaking any investigation or review of any of the Company Releasees’ activities or practices; provided, however, that Executive may participate in or otherwise assist in any investigation or inquiry conducted by the EEOC or the Colorado Department of Labor & Employment. Notwithstanding the foregoing, this provision shall not apply to the extent that Executive’s breach of this Agreement consists of initiating a legal action in which he contends that the release set forth in Section 5 is invalid, in whole or in part, due to the provisions of 29 U.S.C. §626(f).

10. Termination of Termination Benefits. Executive acknowledges that his right to the Termination Benefits and his early release from the Restrictive Covenant set forth in Section 6(a) of the Employment Agreement as set forth in Section 6 of this Agreement is conditional on his compliance with the terms of this Agreement, including, without limitation, Executive’s compliance with the Restrictive Covenants that continue in effect pursuant to Section 6 of this Agreement. In the event that Executive fails to comply with any of the terms of this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate or recoup the Termination Benefits set forth in Section 3 of this Agreement. The termination or recoupment of those payments in the event of such breach by Executive shall not affect the ongoing applicability of the terms of this Agreement.

11. Time for Consideration; Release Effective Date. Executive acknowledges that he has been advised to consult with an attorney before signing this Agreement. Executive has the opportunity to consider this Agreement for twenty-one (21) days before signing it. To accept this Agreement, he must return a signed original of this Agreement so that it is received by John G. Spiegleman, Executive Vice President, General Counsel and Secretary at or before the expiration of this twenty-one (21) day period. If Executive signs this Agreement within less than twenty-one (21) days of the date of its delivery to him, Executive acknowledges by signing this

Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire twenty-one (21) day period. Executive acknowledges and agrees that any changes or modifications to this Agreement shall not restart or in any way affect the original twenty-one (21) day consideration period. For a period of seven (7) days from the day of his execution of this Agreement, Executive shall retain the right to revoke the provisions of Section 5 of this Agreement by written notice that must be received by Mr. Spiegleman before the end of such revocation period. The provisions of Section 5 of this Agreement shall become effective on the business day immediately following the expiration of the revocation period (the “Release Effective Date”), provided that Executive does not revoke such provisions during the revocation period. Executive acknowledges that he has not been induced to sign this Agreement by any representations of the Company other than those set forth in this Agreement. In the event that Executive exercises his right to revoke the provisions of Section 5 of this Agreement, the Parties acknowledge that all of the terms and conditions of this Agreement, other than those set forth in Section 5, shall remain in full force and effect; provided that those obligations that are contingent upon Executive not exercising such right of revocation (e.g., his right to the Termination Benefits and his early release from the Restrictive Covenant set forth in Section 6(a) of the Employment Agreement) shall not arise.

12. Enforceability. Executive acknowledges that, if any portion or provision of this Agreement or the Restrictive Covenants (including, without limitation, any portion or provision of any section of those agreements) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder, other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Entire Agreement. This Agreement along with the Restrictive Covenants constitute the entire agreement between Executive and the Company concerning Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning Executive’s relationship with the Company including, but not limited to the Employment Agreement.

14. Enforcement.

(a) The Company and Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants incorporated in Section 6 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants.

(b) Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company to avail itself of the rights and remedies referred to in Section 6.2 of the Employment Agreement) that is not resolved by Executive and the Company shall be submitted to arbitration in Denver, Colorado in accordance with Colorado law and the procedures of the American Arbitration Association before a single arbitrator. The determination of the arbitrator shall be conclusive and binding on the Company and Executive and judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall bear one-half of the costs of any arbitration and Executive, as the other party to the arbitration, shall bear the other half; each party will bear its own attorney’s fees and costs.

15. Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the State of Colorado, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Agreement.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

DCT Industrial Trust Inc.

By:	/s/ John G. Spiegleman	July 26, 2011
	John G. Spiegleman	Date
Executive Vice President and General
Counsel

I HAVE READ THIS AGREEMENT THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS AGREEMENT IS A LEGAL DOCUMENT.

/s/ Daryl H. Mechem	July 26, 2011
Daryl H. Mechem	Date

Exhibit A

Executive’s Accelerated Equity Awards

Subject to the terms of Section 3 of this Agreement, on the later of the Resignation Date or the Release Effective Date, the following portions of the stock option and LTIP Unit awards previously granted to Executive that were unvested immediately prior to the Resignation Date will become fully vested:

Stock option for 7,853 shares of common stock of the Company granted on January 11, 2007 with an exercise price of $11.46 per share.

Stock option for 27,344 shares of common stock of the Company granted on February 11, 2008 with an exercise price of $8.64 per share.

Stock option for 35,000 shares of common stock of the Company granted on February 10, 2009 with an exercise price of $3.41 per share.

Stock option for 14,568 shares of common stock of the Company granted on February 11, 2010 with an exercise price of $4.56 per share.

Stock option for 11,897 shares of common stock of the Company granted on February 3, 2011 with an exercise price of $5.55 per share.

3,141 LTIP Units in the Partnership granted on February 13, 2007.

8,102 LTIP Units in the Partnership granted on February 22, 2008.

41,056 LTIP Units in the Partnership granted on February 25, 2009.

53,290 LTIP Units in the Partnership granted on February 25, 2010.

30,710 LTIP Units in the Partnership granted on February 18, 2011.

A-1